Exhibit 99.1

JUNO THERAPEUTICS REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

– Strong cash position of $1.13 billion –

– 2016 cash burn and operating burn guidance reaffirmed –

– In April, Celgene exercised opt-in right for the CD19 program –

– Encouraging early clinical trial data for CD22 and WT-1 –

– JuMP manufacturing facility operational for JCAR015 Phase II ROCKET trial –

– Conference call to be held today at 5:00pm Eastern Time –

SEATTLE – May 9, 2016 – Juno Therapeutics, Inc. (NASDAQ: JUNO), a biopharmaceutical company focused on re-engaging the body’s immune system to revolutionize the treatment of cancer, today reported financial results and business highlights for the first quarter 2016.

“In the first quarter, we continued to advance our CD19-directed portfolio – enrolling multiple trials, commencing manufacturing of clinical trial material from our Juno-operated facility, and securing Celgene’s opt-in to product candidates in our CD19 program, which will accelerate our pace outside of North America. Also, we recently reported encouraging early data for product candidates against two other targets, CD22 and WT-1, as our pipeline and research continue to progress beyond CD19,” said Hans Bishop, Juno’s President and Chief Executive Officer. “Juno’s capabilities are growing, and we look forward to sharing more data with you later this quarter at ASCO and throughout 2016.”

First Quarter 2016 and Recent Corporate Highlights

Clinical Progress:

•	CD19 Portfolio – An investigational new drug (IND) amendment cleared the FDA, allowing Juno to begin clinical manufacturing of JCAR015 for the Phase II ROCKET trial out of a Juno-operated manufacturing facility in Bothell, Washington. Juno plans to use this facility to manufacture product for Juno’s first commercial launches. Juno also announced the initiation of enrollment for its trial combining JCAR014 and MedImmune’s anti-PDL-1 immune checkpoint inhibitor, durvalumab.

•	JCAR018 – This CD22-directed, fully-human chimeric antigen receptor (CAR) T cell product candidate has the potential to treat or prevent CD19-negative relapses. JCAR018 reached two clinical milestones in a Phase I trial conducted at the National Cancer Institute (NCI) in pediatric and young adult relapsed or refractory (r/r) acute lymphoblastic leukemia (ALL) patients, which triggered payments to Opus Bio in the first quarter of 2016 totaling 603,364 shares of Juno common stock. Investigators presented data from the ongoing Phase I study in pediatric and young adult r/r ALL patients at the American Association for Clinical Research (AACR) 2016, showing all three patients at dose level 2 (1 x 10[6] cells/kg) achieved a complete remission and complete molecular remission as measured by flow cytometry. These patients remain in complete remission with follow-up ranging from 3 to 6 months. Limited cytokine release syndrome (CRS) and no severe neurotoxicity was seen at dose level 2. Dose limiting toxicity was observed at higher doses, so dosing will continue at dose level 2 (1 x 10[6] cells/kg). CD22-directed CAR T treatment has the potential, when combined with CD19-directed CARs, to meaningfully increase the percentage of ALL patients that experience long-term remissions.

•	JTCR016 – This WT-1-directed, T cell receptor (TCR) cell product candidate is currently being studied in acute myeloid leukemia (AML), refractory mesothelioma, and non-small cell lung cancer. In the first three solid organ tumor patients treated to date, all with mesothelioma, preliminary data presented at AACR 2016 showed one patient with an ongoing partial response to the WT-1 TCR and one with stable disease. The clinical activity appeared to correlate with the pharmacokinetics of the engineered T cells, as the patient with the partial response had the best T cell expansion and persistence. JTCR016 was generally well-tolerated in these three refractory mesothelioma patients, with no evidence of severe CRS or severe neurotoxicity.

Corporate News:

•	Juno announced that Celgene exercised its option to develop and commercialize product candidates from Juno’s CD19 program outside North America and China. With the exercise of this option, Celgene paid Juno a fee of $50.0 million and the companies will now share global development expenses for product candidates in the CD19 program. Celgene has commercial rights outside of North America and China, and will pay Juno a royalty at a percentage in the mid-teens on any future net sales in Celgene’s territories of therapeutic products developed through the CD19 program. Juno retains commercialization rights in North America and China.

•	Juno acquired AbVitro, a leading next-generation single cell sequencing platform company that will augment Juno’s capabilities to create best-in-class engineered T cells against a broad array of cancer targets, including significantly improving the speed of generating TCR binders, while also enabling comprehensive profiling of functional immune repertoires with cancer tissues. Juno and Celgene have agreed in principle to enter an agreement to license Celgene a subset of the acquired technology and grant Celgene options to certain related potential product rights emanating from the acquired technology.

•	Juno announced, along with WuXi AppTec, the formation of a new company, JW Biotechnology (Shanghai) Co., Ltd., with a mission to develop novel cell-based immunotherapies for patients with hematologic and solid organ cancers in China. The new company will leverage Juno’s world-class CAR and TCR technologies and WuXi AppTec’s research and development and manufacturing platform and local expertise.

•	Juno announced the creation of a new, best-in-class clinical trials unit dedicated to immuno-oncology, in collaboration with the University of Washington, the Seattle Cancer Care Alliance, and the Fred Hutchinson Cancer Research Center (FHCRC). The clinical trials unit has been established to accelerate the clinical care of patients and the generation of translational medicine insights with cutting-edge immuno-oncology therapeutic candidates.

•	Juno reported that Celgene exercised its annual “top-up” right, purchasing 1,137,593 shares of Juno common stock at a price of $41.32 per share for an aggregate cash purchase price of $47.0 million.

First Quarter 2016 Financial Results

•	Cash Position: Cash, cash equivalents, and marketable securities as of March 31, 2016 were $1.13 billion compared to $1.22 billion as of December 31, 2015. The decrease of $91.0 million is due to cash used in connection with the acquisition of AbVitro and cash used to fund operations, offset by cash proceeds of $47.0 million from Celgene for the purchase of 1,137,593 shares of Juno’s common stock. Celgene’s CD19 opt-in payment of $50.0 million occurred after the end of the first quarter.

•	Cash Burn: Excluding cash inflows and outflows from business development activities, cash burn in the first quarter of 2016 was $61.0 million including $4.0 million of capital expenditures, compared to $26.4 million in the first quarter of 2015. The increase of $34.6 million was primarily driven by cash outflows in connection with the overall growth of the business.

•	Revenue: Revenue for the three months ended March 31, 2016 was $9.8 million and included milestone revenue of $5.8 million received from Novartis and revenue recognized in connection with the Celgene collaboration agreement of $3.8 million.

•	R&D Expenses: Research and development expenses in the first quarter of 2016, inclusive of non-cash expenses and computed in accordance with GAAP, were $73.7 million compared to $57.8 million in the first quarter of 2015. The increase of $15.9 million was due to a $23.2 million non-cash expense associated with milestones achieved under its license agreement with Opus Bio related to Juno’s JCAR018 product candidate, which were paid through the issuance of 603,364 shares of Juno’s common stock, a $5.0 million payment to St. Jude in connection with the milestone achieved by Juno’s sublicensee Novartis, as well as increased costs incurred to execute Juno’s clinical development strategy, manufacture its product candidates, and expand its overall research and development capabilities.

For the three months ended March 31, 2016, Juno recorded a gain of $6.6 million related to the success payment liability and an expense of $38.9 million for the same period in 2015. The gain recorded in the first quarter of 2016 was primarily due to a decline in Juno’s stock price at March 31, 2016 compared to December 31, 2015.

•	Non-GAAP R&D Expenses: Non-GAAP research and development expenses for the three months ended March 31, 2016 and 2015 were $80.1 million and $17.0 million, respectively. Non-GAAP research and development expenses for the first quarter of 2016 include $9.1 million of stock-based compensation expense, $2.2 million of which was paid in connection with the acquisition of AbVitro, as well as the milestone payments described above. Non-GAAP research and development expenses for the first quarter of 2015 include $1.7 million of non-cash stock-based compensation expense. Non-GAAP research and development expenses for the first quarter of 2016 exclude the following:

•	A gain of $6.6 million associated with the change in the estimated value and elapsed service period for Juno’s potential success payment liabilities to FHCRC and Memorial Sloan Kettering Cancer Center (MSK).

•	Non-cash stock-based compensation expense of $1.2 million related to a 2013 restricted stock award to a co-founding director that became a consultant upon his departure from Juno’s board of directors in 2014.

•	A gain of $1.0 million associated with the change in estimated fair value of the contingent consideration recorded in connection with the Stage and X-Body acquisitions.

Non-GAAP research and development expenses for the first quarter of 2015 exclude the following:

•	An expense of $38.9 million associated with the change in the estimated value and elapsed service period for Juno’s potential success payment liabilities to FHCRC and MSK.

•	Non-cash stock-based compensation expense of $1.9 million related to a 2013 restricted stock award to a co-founding director that became a consultant upon his departure from Juno’s board of directors in 2014.

•	G&A Expenses: General and administrative expenses on a GAAP basis for the first quarter of 2016 were $16.0 million compared to $7.4 million for the first quarter of 2015. The increase of $8.6 million was primarily due to increased personnel expenses, including non-cash stock-based compensation expense, an increase in consulting fees including costs related to commercial readiness, and other expenses related to the growth of the business. General and administrative expenses include $4.9 million and $1.8 million of non-cash stock-based compensation expense for the three months ended March 31, 2016 and 2015, respectively.

•	GAAP Net Loss: Net loss for the three months ended March 31, 2016 was $71.1 million, or $0.72 per share, compared to $65.0 million, or $0.79 per share, for the same period in 2015.

•	Non-GAAP Net Loss: Non-GAAP net loss, which incorporates the non-GAAP R&D expense, for the three months ended March 31, 2016 was $77.5 million, or $0.78 per share, compared to $24.2 million, or $0.30 per share, for the same period in 2015.

A reconciliation of GAAP net loss to non-GAAP net loss is presented below under “Non-GAAP Financial Measures.”

2016 Financial Guidance

Juno expects 2016 cash burn, excluding cash inflows or outflows from business development activities, to be between $220 million and $250 million.

•	Operating burn estimated to be between $170 million and $195 million.

•	Capital expenditures estimated to be between $40 million and $55 million, the vast majority of which are related to one-time infrastructure build-outs.

Conference Call Information

Juno will host a conference call today to review Juno’s financial results for the first quarter 2016 beginning at 2:00 p.m. Pacific Time (PT)/5:00 p.m. Eastern Time (ET). Analysts and investors can participate in the conference call by dialing (855) 780-7198 for domestic callers and (631) 485-4870 for international callers, using the conference ID# 98081395.

The webcast can be accessed live on the Investor Relations page of Juno’s website, www.JunoTherapeutics.com, and will be available for replay for 30 days following the call.

About Juno

Juno Therapeutics is building a fully integrated biopharmaceutical company focused on re-engaging the body’s immune system to revolutionize the treatment of cancer. Founded on the vision that the use of human cells as therapeutic entities will drive one of the next important phases in medicine, Juno is developing cell-based cancer immunotherapies based on chimeric antigen receptor and high-affinity T cell receptor technologies to genetically engineer T cells to recognize and kill cancer. Juno is developing multiple cell-based product candidates to treat a variety of B-cell malignancies as well as solid tumors. Several product candidates have shown compelling clinical responses in clinical trials in refractory leukemia and lymphoma conducted to date. Juno’s long-term aim is to leverage its cell-based platform to develop new product candidates that address a broader range of cancers and human diseases. Juno brings together innovative technologies from some of the world’s leading research institutions, including the Fred Hutchinson Cancer Research Center, Memorial Sloan Kettering Cancer Center, Seattle Children’s Research Institute, and The National Cancer Institute. Juno Therapeutics has an exclusive license to the St. Jude Children’s Research Hospital patented technology for CD19-directed product candidates that use 4-1BB, which was developed by Dario Campana, Chihaya Imai, and St. Jude Children’s Research Hospital.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including statements regarding Juno’s mission, progress, and business plans; clinical benefits; clinical trial results and the implications thereof; clinical trial plans; Juno’s expectations for the Juno-operated manufacturing plant; the potential of the Celgene collaboration and the implications of Celgene’s opt-in to product candidates in the CD19 program; the potential of acquired technology and capabilities; the agreement in principle with Celgene pertaining to the acquired AbVitro technology; the potential of JW Biotechnology (Shanghai) Co., Ltd; the potential of the clinical trials unit; and 2016 cash burn forecast. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, risks associated with: the success, cost, and timing of Juno’s product development activities and clinical trials; Juno’s ability to obtain regulatory approval for and to commercialize its product candidates; Juno’s ability to establish a commercially-viable manufacturing process and manufacturing infrastructure; regulatory requirements and regulatory developments; success of Juno’s competitors with respect to competing treatments and technologies; Juno’s dependence on third-party collaborators and other contractors in Juno’s research and development activities, including for the conduct of clinical trials and the manufacture of Juno’s product candidates; Juno’s dependence on Celgene for the development and commercialization outside of North America and China of Juno’s CD19 product candidates and any other product candidates for which Celgene exercises an option; Juno’s dependence on JW Biotechnology (Shanghai) Co., Ltd, over which Juno does not exercise complete control, for the development and commercialization of product candidates in China; Juno’s ability to obtain, maintain, or protect intellectual property rights related to its product candidates; the ability of Juno and Celgene to negotiate and finalize the definitive license and option agreement pertaining to the acquired AbVitro technology on the anticipated terms or at all; amongst others. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Juno’s business in general, see Juno’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2016 and Juno’s other periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Juno disclaims any obligation to update these forward-looking statements.

# # #

Investor Relations:

Nicole Keith

206-566-5521

nikki.keith@junotherapeutics.com

Media:

Christopher Williams

206-566-5660

chris.williams@junotherapeutics.com

Juno Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash, cash equivalents and short-term marketable securities	$946,970	$943,411
Prepaid expenses and other current assets	8,986	8,428

Total current assets	955,956	951,839
Property and equipment, net	44,970	42,086
Long-term marketable securities	178,290	272,888
Goodwill	221,306	122,092
Intangible assets	80,582	50,177
Other assets	8,815	6,046

Total assets	$1,489,919	$1,445,128

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$33,411	$37,624
Success payment liabilities	48,677	64,829
Contingent consideration	9,238	1,905
Deferred revenue	15,349	15,370

Total current liabilities	106,675	119,728
Build-to-suit lease obligation, less current portion	9,167	9,294
Contingent consideration, less current portion	27,016	35,361
Deferred revenue, less current portion	126,012	129,831
Deferred tax liabilities	8,592	8,946
Other long-term liabilities	573	435
Stockholders’ equity:
Common stock	10	10
Additional paid-in capital	1,873,569	1,733,263
Accumulated other comprehensive loss	(4,900)	(6,083)
Accumulated deficit	(656,795)	(585,657)

Total stockholders’ equity	1,211,884	1,141,533

Total liabilities and stockholders’ equity	$1,489,919	$1,445,128

Juno Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015
Revenue	$9,775	$—
Operating expenses:
Research and development	73,722	57,799
General and administrative	15,954	7,361

Total operating expenses	89,676	65,160

Loss from operations	(79,901)	(65,160)
Interest income, net	1,341	195
Other income, net	69	—

Loss before income taxes	(78,491)	(64,965)
Benefit from income taxes	7,353	—

Net loss	$(71,138)	$(64,965)

Net loss per share, basic and diluted	$(0.72)	$(0.79)

Weighted average common shares outstanding, basic and diluted	99,297,641	82,507,813

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), Juno uses certain non-GAAP financial measures to evaluate its business. Juno’s management believes that these non-GAAP financial measures are helpful in understanding Juno’s financial performance and potential future results. These are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Juno’s financial statements prepared in accordance with GAAP. These non-GAAP measures differ from GAAP measures with the same captions, may be different from non-GAAP financial measures with the same or similar captions that are used by other companies, and do not reflect a comprehensive system of accounting. Juno’s management uses these supplemental non-GAAP financial measures internally to understand, manage, and evaluate Juno’s business and make operating decisions. In addition, Juno’s management believes that the presentation of these non-GAAP financial measures is useful to investors because they enhance the ability of investors to compare Juno’s results from period to period and allows for greater transparency with respect to key financial metrics Juno uses in making operating decisions. Juno endeavors to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. The following is a reconciliation of GAAP to non-GAAP financial measures:

Juno Therapeutics, Inc.

Reconciliation of GAAP to Non-GAAP Net Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015
Net loss - GAAP	$(71,138)	$(64,965)
Adjustments:
Success payment (gain) expense (1)	(6,583)	38,910
Non-cash stock-based compensation expense (2)	1,190	1,896
Change in fair value of contingent consideration (3)	(1,012)	—

Net loss - Non-GAAP	$(77,543)	$(24,159)

Net loss per share - GAAP	$(0.72)	$(0.79)
Adjustments:
Success payment (gain) expense (1)	(0.06)	0.47
Non-cash stock-based compensation expense (2)	0.01	0.02
Change in fair value of contingent consideration (3)	(0.01)	—

Net loss per share, basic and diluted - Non-GAAP	$(0.78)	$(0.30)

Weighted average common shares outstanding, basic and diluted	99,297,641	82,507,813

Juno Therapeutics, Inc.

Reconciliation of GAAP to Non-GAAP Research and Development Expenses

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2016	2015
Research and development expense - GAAP	$(73,722)	$(57,799)
Adjustments:
Success payment (gain) expense (1)	(6,583)	38,910
Non-cash stock-based compensation expense (2)	1,190	1,896
Change in fair value of contingent consideration (3)	(1,012)	—

Research and development expense - Non-GAAP	$(80,127)	$(16,993)

(1)	The success payment expense (gain) represents the change in the estimated value of the success payment obligations and the associated elapsed service period. As of March 31, 2016, the estimated fair values of the success payment liabilities to FHCRC and MSK on the condensed consolidated balance sheets, after giving effect to the success payments achieved in December 2015, were approximately $29.0 million and $19.7 million, respectively. In December 2015, success payments of $75.0 million, less indirect costs of $3.3 million, and $10.0 million, less indirect costs of $1.0 million, were triggered to FHCRC and MSK, respectively. Juno elected to make the payments in shares of its common stock and thereby issued 1,601,085 shares to FHCRC in December 2015 and 240,381 shares to MSK in March 2016. If additional success payment thresholds are met, Juno may pay FHCRC and MSK the applicable success payment in cash or publicly-traded equity at Juno’s election. The success payment liabilities are subject to re-measurement each reporting period and may fluctuate from quarter-to-quarter and year-to-year, sometimes significantly, resulting in either an expense or a gain depending on the trading price of Juno common stock, estimated term, expected volatility, risk-free interest rate, estimated number and timing of valuation measurement dates, and estimated indirect costs that are creditable against the success payments to FHCRC and MSK.
(2)	This relates to a restricted stock grant in 2013 to a former co-founding director who became a consultant upon his departure from Juno’s board of directors in 2014. Unlike other outstanding awards to Juno’s employees, scientific founders, and directors, the value of this restricted stock award is subject to re-measurement each reporting period as the award vests and may result in the associated expense fluctuating from quarter-to-quarter and year-to-year, sometimes significantly, based on changes in the trading price of Juno common stock through the end of the vesting period.
(3)	This is the change in the estimated fair value of the contingent consideration recorded in connection with the Stage and X-Body acquisitions.